Exhibit 99.2

UPDATED BUSINESS INFORMATION

We are also investing to accelerate expansion into the sports wagering space, which we believe will be a complementary revenue stream to our current business model. Sports wagering is a rapidly growing and large opportunity. According to Zion Market Research, the global sports betting market is expected to reach approximately $155 billion by 2024. We believe we are well positioned to offer a seamless viewing and wagering experience by combining online sports wagering with our live sports streaming package. We recently announced our interest in expanding into wagering and our subsequent acquisition of Balto and pending acquisition of Vigtory. We plan to leverage Balto’s contest automation software to launch a free to play game offering. If the pending Vigtory acquisition is consummated, we would expect to add Vigtory’s sportsbook technology and pipeline of market access agreements to our business. Our intended online wagering strategy includes the roll-out of free to play gaming in the summer of 2021, the launch of a sportsbook application by the end of 2021 and ultimately the integration of wagering with our live TV streaming platform. By expanding into free to play gaming, we believe we can build further scale and drive additional subscribers. Furthermore, we expect that expanding into sports wagering will help drive engagement on our platform and additional monetization potential in the future.

As of January 26, 2021, we have 108,848,305 shares of our common stock outstanding, and 15,182,765 shares of our Series AA Convertible Preferred Stock.

Recent Developments (preliminary and unaudited)

Our audited consolidated financial statements for our year ended December 31, 2020 and our consolidated financial statements for our quarter ended December 31, 2020 are not yet available. Accordingly, the fourth-quarter financial results we present below are preliminary and subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the quarterly review of our consolidated financial statements. As a result, these preliminary results may differ from the actual results that will be reflected in our consolidated financial statements for the quarter when they are completed and publicly disclosed. These preliminary results may change and those changes may be material.

Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

Although the results of our quarter ended December 31, 2020 are not yet finalized, the following information reflects our preliminary expectations with respect to such results based on currently available information:

For the quarter ended December 31, 2020:

•	Revenues are expected to be between $94 million to $98 million; and

•	Paid subscribers at year-end are expected to exceed 545,000, an increase of more than 72% year-over-year.

At December 31, 2020, we had approximately $135 million in cash on hand, and during the fourth quarter of 2020, we paid approximately $60 million of past due payables to our content providers and partners. We also expect operating expenses for the year and three months ended December 31, 2020 to increase on a sequential and period over-period basis as compared to prior periods as a result in our continued investment in the growth of our business.

The estimates above represent the most current information available to management. A range for the preliminary results described above is provided because our financial closing procedures for the month and quarter ended December 31, 2020 are not yet complete due to the finalization of, among other things, the ongoing annual audit being performed by our auditors.